Exhibit (b)(4)(b)

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this contract, subject to its terms and conditions. Signed at Milwaukee, Wisconsin on the Date of Issue.

CHAIRMAN AND C.E.O.	SECRETARY

GROUP COMBINATION ANNUITY

Benefits provided by investments in Separate Account Divisions (Section 2) or Guaranteed Return Fund Accounts (Section 3).

Contract benefits payable in one sum or as Variable or Guaranteed monthly income. Variable Payment Plan benefits described in Sections 7, 8 and 9.

Participating.

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

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OWNER	TRUSTEES OF JOHN DOE CORPORATION TRUST

CONTRACT NUMBER	10,000,000

CONTRACT DATE	JANUARY 1, 1992

This is a legal contract between the Owner and The Northwestern Mutual Life Insurance Company.

Read your contract carefully.

GUIDE TO POLICY PROVISIONS

Page
LOADS, FEES, AND CHARGES	3

SECTION 1. BENEFITS	5
Benefits paid at Owner’s direction
Investment accounts

SECTION 2. ACCUMULATION UNITS IN SEPARATE ACCOUNT	5
Definition of Separate Account, Valuation Date,
Accumulation Units, and Net Investment Factor
Valuation of Assets

SECTION 3. GUARANTEED RETURN FUND ACCOUNTS	6
Definition of Guaranteed Return Fund (GRF) Account and
GRF Account Accumulation Value
Maturity of amounts in a GRF Account
GRF Accounts Maximum. Market Value Adjustment

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, AND WITHDRAWALS	7
Payment and allocation of purchase payments
Limitations on acceptance of purchase payments
Transfers between and withdrawals from investment accounts
Definition of Effective Date of a transaction

SECTION 5. OWNERSHIP	8
Rights of the Owner. Reports to Owner

SECTION 6. THE CONTRACT	9
Changes by the Company. Determination of values
Termination of the contract

SECTION 7. BENEFITS UNDER PAYMENT PLANS	10
Benefits to Annuitants. Description of payment plans
Beneficiaries
Transfers between and withdrawals under payment plans

SECTION 8. CALCULATIONS REGARDING VARIABLE PAYMENT PLANS	11
Definition of Annuity Unit
Payments under variable payment plans

SECTION 9. PAYMENT PLAN RATES	12
Guaranteed monthly payment rates

APPLICATION	Attached to the contract

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LOADS, FEES, AND CHARGES

(SUBJECT TO AMENDMENT, SECTION 6.5)

DEDUCTIONS FROM PURCHASE PAYMENTS (SECTION 4.3):

INSTALLATION FEE: NOT APPLICABLE

SALES LOAD:

CUMULATIVE PURCHASE PAYMENTS PAID UNDER THE CONTRACT		DEDUCTION
FIRST	$150,000	4.50%
NEXT	350,000	3.00
NEXT	500,000	1.00
BALANCE OVER	1,000,000	0.50

ANNUAL ANNUITY RATE AND EXPENSE GUARANTEE CHARGE (SECTION 2.4):

0.65% AT ISSUE; 1.00% MAXIMUM

ADMINISTRATION FEE (SECTION 6.7):

$150 PER YEAR IF THE CONTRACT VALUE IS LESS THAN $ 25,000 ON THE CONTRACT ANNIVERSARY

TRANSFER FEE (SECTION 4.4):

$25 PER TRANSFER BEGINNING WITH THE THIRTEENTH TRANSFER IN ANY CONTRACT YEAR

PURCHASE PAYMENTS AND ACCUMULATED VALUE

MINIMUM PURCHASE PAYMENT:

$100

GUARANTEED RETURN FUND ACCOUNTS MAXIMUM (SECTION 3.4):

$5,000,000

MINIMUM CONTRACT VALUE (SECTION 6.7):

$25,000 BEGINNING ON THE FIRST CONTRACT ANNIVERSARY

OWNER	TRUSTEES OF JOHN DOE CORPORATION TRUST

CONTRACT NUMBER	10,000,000

CONTRACT DATE	JANUARY 1, 1992

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SECTION 1. BENEFITS

1.1 GROUP ANNUITY

The Northwestern Mutual Life Insurance Company (“the Company”) agrees to provide benefits in accordance with the terms and conditions of this annuity contract. The benefits will be provided from amounts accumulated in one or more investment accounts. The investment accounts are the Divisions of the Separate Account (Section 2) and the Guaranteed Return Fund Accounts (Section 3).

1.2 BENEFITS AT DIRECTION OF OWNER

The value of the investment accounts will be used to provide the amount required to pay benefits as directed by the Owner. Upon the Owner’s request, contract benefits will be paid under one or more of the following:

•	a variable payment plan.

•	a fixed payment plan.

•	in cash.

SECTION 2. ACCUMULATION UNITS IN SEPARATE ACCOUNT

2.1 SEPARATE ACCOUNT

Net purchase payments received (Section 4.3) or amounts transferred from other investment accounts under this contract (Section 4.4) may be placed in the Separate Account. The Separate Account (“NML Variable Annuity Account C”) and its Divisions have been established by the Company pursuant to Wisconsin Law relating to separate investment accounts. Interests in the Separate Account are represented by the Accumulation Units described in Section 2.3.

Assets of the Separate Account are owned by the Company. The Company is not a trustee of the Separate Account assets. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract provisions and the Company’s reserves for this and other similar contracts.

The Separate Account is composed of the Capital Appreciation Stock, Select Bond, Money Market, Balanced, lndex 500 Stock, and Aggressive Growth Stock Divisions. Assets allocated to these Divisions are invested in shares of Northwestern Mutual Capital Appreciation Stock Fund, Inc., Northwestern Mutual Select Bond Fund, Inc., Northwestern Mutual Money Market Fund, Inc., Northwestern Mutual Balanced Fund, Inc., Northwestern Mutual lndex 500 Stock Fund, Inc., and Northwestern Mutual Aggressive Growth Stock Fund, Inc., respectively (the “Funds”). Each Fund is an investment company registered under the lnvestment Company Act of 1940.

Shares of each Fund are purchased for the Separate Account at their net asset value.

The Company may make available additional Divisions and Funds.

2.2 VALUATION OF SEPARATE ACCOUNT ASSETS

A Valuation Date is any day on which the assets of the Separate Account are valued. Assets are valued as of the close of trading on the New York Stock Exchange for each day the Exchange is open.

The value of the shares of each Fund held in the Separate Account on each Valuation Date will be the redemption value of the shares on that date. If the right to redeem shares of a Fund has been suspended, or if payment of the redemption value has been postponed, the shares held in the Separate Account may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity

2.3 ACCUMULATION UNITS

The interests of this contract in the Separate Account are represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division.

The value of an Accumulation Unit on any Valuation Date is determined by multiplying:

•	the value of the Accumulation Unit on the immediately preceding Valuation Date; by

•	the Net Investment Factor for the period starting on the immediately preceding Valuation Date up to and including the current Valuation Date (the current period).

Accumulation Units are credited or surrendered as of the Effective Date of the purchase payment, transfer, or withdrawal.

The number of Accumulation Units will be determined by dividing:

•	the net purchase payment (see Section 4.3) or the requested transfer or withdrawal amounts; by

•	the value of an Accumulation Unit on that Valuation Date.

This number of Accumulation Units will not be changed by any later change in the dollar value of the Accumulation Units.

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2.4 NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is 1.000000 plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division, expressed in decimal form to six places, reduced on each Valuation Date by a charge for annuity rate and expense guarantees. The charge for these guarantees on the date of issue and the maximum charge are shown on page 3.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is defined as

(1)	the investment income of the Division for the current period;

(2)	plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Division;

(3)	less any taxes paid or reserved for by the Company resulting from the maintenance or operation of the Division; and

(4)	less any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Fund as set forth in Section 2.5; and

b.	is defined as the value of the assets in the Division as determined on the immediately preceding Valuation Date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by a reduction in the gross investment rate for those contracts.

2.5 SUBSTITUTION AND CHANGE

Pursuant to the authority of the Board of Trustees of the Company:

•	the assets of a Division may be invested in securities other than shares of the Fund as a substitute for those shares already purchased or shares to be purchased in the future.

•	the provisions of the contract may be changed to comply with any applicable federal or state laws.

In the event of a substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take such other actions as may be necessary to effect the substitution or change.

SECTION 3. GUARANTEED RETURN FUND ACCOUNTS

3.1 PURCHASE PAYMENTS AND TRANSFERS

Net purchase payments received (see Section 4.3) or amounts transferred from other investment accounts under this contract (see Section 4.4) may be credited to a Guaranteed Return Fund Account (GRF Account). A GRF Account is defined by the interest rate guarantee period established for amounts deposited into it.

Amounts are credited to a GRF Account as of the Effective Date of the purchase payment or transfer.

3.2 GRF ACCOUNT ACCUMULATION VALUE

The Accumulation Value for a GRF Account is the sum of the amounts deposited into it, plus interest, less any amounts removed. Interest begins to accrue on an amount in a GRF Account on the date the amount is credited at the Home Office.

3.3 MATURITY OF AMOUNTS IN A GRF ACCOUNT

On the last day of a guarantee period for an amount in a GRF account, the Accumulation Value for that amount will be transferred to the Money Market Division where it will remain until the Owner instructs the Company otherwise. However, if the last day of the guarantee period does not fall on a Valuation Day, then the Accumulation Value will be transferred on the next following Valuation Date.

3.4 GRF ACCOUNTS MAXIMUM

The sum of the Accumulation Values of all the GRF Accounts may not exceed the GRF Accounts Maximum shown on page 3, except when the Maximum is exceeded because of interest accruing to the GRF Accounts. To the extent that any purchase payments or transfers result in the sum of the Accumulation Values of all the GRF Accounts exceeding the Maximum, the amount of such excess will be placed in the Money Market Division of the Separate Account. This amount will remain in the Money Market Division until the Owner instructs the Company otherwise.

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3.5 MARKET VALUE ADJUSTMENT

A market value adjustment will be applied to each amount in a GRF Account that is withdrawn or transferred prior to the end of the guarantee period, with the following exceptions:

•	amounts withdrawn to purchase an annuity under Section 7; or

•	amounts withdrawn or transferred within 30 days prior to the end of the guarantee period; or

•	amounts withdrawn to pay a Transfer Fee (Section 4.4) or to pay an Administration Fee (Section 6.7); or

•	amounts withdrawn to pay a Plan participant’s individual account balance subject to the following provisions:

•	the payment must be as a result of the bona fide termination of employment of such participant;

•	the Plan must be a defined contribution plan;

•	the payment must be in accordance with the provisions of the relevant Plan; and

Reasonable proof that these provisions are met must be provided to the Company upon request.

Amounts will be removed from a GRF Account until the total amount of the transfer or withdrawal request is satisfied. Amounts closest to maturity will be removed first; in the event that two amounts are equally close to maturity, the one which was credited to the GRF Account earlier will be removed first. The Market Value Adjustment (MVA) for each amount removed from a GRF Account will be based on: (a) the amount removed from the GRF Account, (b) the time remaining to the end of the guarantee period, (c) the guaranteed interest rate on the amount removed, and (d) the Company’s declared interest rate for a new purchase payment deposited into a GRF account, as follows:

For each amount removed,

	MVA	=	AMT x n x (inew -ig)

where:	AMT	=	amount removed

	n	=	time remaining to the end of the guarantee period for the amounts removed from the GRF Account, expressed as number of days remaining divided by 365

	ig	=	guaranteed interest rate (in decimal form) on the amount removed from the GRF Account

	inew	=	declared interest rate (in decimal form) for a new purchase payment to a GRF Account with the shortest available guarantee period greater than or equal to n. If no such guarantee period exists, the declared interest rate will be based on the longest available guarantee period.

The total Market Value Adjustment for the transfer or withdrawal request will be the sum of the MVAs for each amount removed.

SECTION 4. PURCHASE PAYMENTS, TRANSFERS, AND WITHDRAWALS

4.1 PAYMENT OF PURCHASE PAYMENTS

All purchase payments after the first are payable at the Home Office. Subject to Section 4.2, purchase payments may be paid at any time in the amounts needed to meet the obligations of the Plan or the Trust.

4.2 LIMITATION ON ACCEPTANCE OF PURCHASE PAYMENTS

The Owner may vary the amounts of the purchase payments, but no purchase payment may be less than the Minimum Purchase Payment shown on page 3. The Company may limit the maximum amount of any purchase payment in accordance with its published rules in effect at the time the purchase payment is paid. The Company may limit purchase payments paid to the Guaranteed Return Fund Accounts (Section 3.4).

Purchase payments may not be paid under this contract unless they are contributions for funding, or for payment of fees or loads, under a pension or profit sharing plan or trust that is qualified under Section 401 of the Internal Revenue Code.

4.3 DEDUCTIONS; ALLOCATION OF NET PURCHASE PAYMENTS

The Company will deduct the Installation Fee shown on page 3 from the first purchase payment received. The Company will also deduct from purchase payments received the Sales Load shown on page 3 and a charge for any premium tax incurred.

A net purchase payment is a purchase payment received less the deductions for Installation Fee, Sales Load and premium tax. Each net purchase payment will be allocated as directed in writing by the Owner, through a request satisfactory to the Company, to one or more of the investment accounts. If no instructions are received from the Owner, a net purchase payment will be allocated to the Money Market Division of the Separate Account.

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4.4	TRANSFERS AND WITHDRAWALS

The Owner may, on request satisfactory to the Company, transfer amounts from one investment account to another or withdraw amounts from an investment account. A transfer may be subject to a Transfer Fee (page 3).

In the case of transfers between Divisions of the Separate Account, the number of Accumulation Units to be credited will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions. A transfer or withdrawal from a GRF Account may be subject to a market value adjustment (see Section 3.5).

The total value of the amounts transferred (net of market value adjustments) from investment account(s) must exceed any applicable Transfer Fee.

The transfer or withdrawal will be made as of its Effective Date. The Company may establish waiting periods between transfers or withdrawals.

4.5	EFFECTIVE DATE OF A TRANSACTION

If the request for a transaction, including any purchase payment, transfer, withdrawal, or termination, does not specify a future transaction date, the Effective Date of the transaction is generally the Valuation Date coincident with the date on which the transaction request is received at the Home Office. However, the Effective Date of the transaction is the next following Valuation Date if the transaction request is received at the Home Office either: (a) on a Valuation Date after the close of trading on the New York Stock Exchange (NYSE); or (b) on a day on which the NYSE is closed.

If the request for the transaction specifies a future transaction date, the Effective Date of the transaction is generally the Valuation Date coincident with the specified date. However, if the NYSE is closed on the specified date, the Effective Date of the transaction is the next following Valuation Date.

The Effective Date of an automatic transaction, such as the application of a dividend or the deduction of the Administration Fee, is generally the Valuation Date coincident with the date on which the Company processes the transaction. However, if the NYSE is closed on the processing date, the Effective Date of the transaction is the next following Valuation Date.

SECTION 5. OWNERSHIP

5.1	THE OWNER

The Owner of this contract is named on page 3. All contract rights may be exercised by the Owner, or by the Owner’s successor or transferee, without the consent of any other person.

5.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this contract to a new Owner who acknowledges in writing that the new Owner is acting as the fiduciary of a pension or profit-sharing plan under Section 401 of the Internal Revenue Code. Written proof of transfer satisfactory to the Company must be received at its Home Office. The transfer will then take effect as of the date it was signed. The Company will not be responsible to the new Owner for any payment or other action taken by the Company before receipt of the written proof of transfer at the Home Office. The Company may require that the contract be sent to it for endorsement to show the transfer.

5.3	ASSIGNMENT

The Owner may not assign this contract without the consent of the Company. The Company is not responsible for the validity or effect of any assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before the Company consents to an assignment.

5.4	REPORTS TO OWNER

At least once each contract year, the Company will send to the Owner a statement of:

•	the number of Accumulation Units in each Division of the Separate Account credited to the contract;

•	the dollar value of an Accumulation Unit in each Division as of a date not more than two months prior to the date of mailing;

•	the investments held by the Separate Account; and

•	the total Accumulation Value for each GRF Account.

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SECTION 6. THE CONTRACT

6.1	ENTIRE CONTRACT; CHANGES

This contract with the attached application is the entire contract. This contract is subject to the laws of the state in which it is delivered. A change in the contract is valid only if it is approved in writing by an officer of the Company. The Company may require that the contract be sent to it for endorsement to show a change. No agent has the authority to change the contract or to waive any of its terms.

6.2	DATES

Contract months, years and anniversaries are computed from the Contract Date. The Contract Date is shown on page 3.

6.3	PAYMENTS BY THE COMPANY

All payments by the Company under this contract are payable at its Home Office.

6.4	DETERMINATION OF VALUES

The method of determination by the Company of the Net Investment Factor, of the number and value of Accumulation Units and Annuity Units, and of the declared rates in the Guaranteed Return Fund Accounts, will be conclusive upon the Owner, and upon any assignee, participant, annuitant, or beneficiary.

6.5	AMENDMENTS

After the fifth contract year the Company may amend this contract from time to time with respect to:

•	the Installation Fee;

•	the Sales Load;

•	the Maximum Annual Annuity Rate and Expense Guarantee Charge;

•	the Administration Fee;

•	the Transfer Fee;

•	the Minimum Purchase Payment;

•	the GRF Accounts Maximum;

•	the Minimum Contract Value; and

•	the Payment Rate Tables shown in Section 9.

The amendment will take effect not less than 30 days after written notice to the Owner. An amendment to the Payment Rate Tables will not apply to a payment plan that starts before the amendment becomes effective.

6.6	DEFERMENT OF BENEFIT PAYMENTS

The Company may defer determination and payment of contract benefits and payments or withdrawals (Section 7.5) under a variable payment plan until after the end of any period during which the right to redeem shares of a Fund is suspended, or during which payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of the closing of, or the restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of benefits from any of the Divisions of the Separate Account until seven days after the end of a deferment in the determination of such benefits.

The Company reserves the right to defer payment of contract benefits from a GRF Account and withdrawals under a fixed payment plan (Section 7.5) for up to six months from the date of request. If payment is deferred for 30 days or more, interest will be paid on the benefit proceeds at an annual effective rate of 3 1/2% from the date of request to the date of payment.

6.7	TERMINATION OF CONTRACT

The Company reserves the right to terminate this contract if the representations of the Owner contained in the attached application are or become incorrect.

At any time after this contract has been in force for one year, the Company may terminate it if the Contract Value (the total of all amounts in all investment accounts) is less than the Minimum Contract Value shown on page 3. The contract will terminate on the date stated in a notice mailed to the Owner, the date not to be less than 60 days after the date of mailing.

However, in lieu of terminating the contract, the Company may assess the Administration Fee shown on page 3. This fee will be charged annually on the contract anniversary if, on the contract anniversary, the Contract Value is less than the Minimum Contract Value. This fee will be deducted from the investment accounts in proportion to the value of those accounts. The investment accounts will be valued as of the Effective Date that the fee is charged.

The Owner may terminate the contract by written notice to the Company. The termination date will be specified by the Owner in the written notice, but this date will not be earlier than the date the Company receives the written notice.

On termination of the contract, the value of any Accumulation Units and the value of any GRF Accounts, as adjusted for any market value adjustment, will be determined as of the Effective Date of the termination. The Company may require that the contract be sent to it.

6.8	DIVIDENDS

This contract, except for payment plans, will share in the divisible surplus of the Company to the extent it contributes to divisible surplus. Divisible surplus is determined each year. This policy’s share will be credited as a dividend on the contract anniversary. Any dividend will automatically be applied as a purchase payment, without deductions, to the Money Market Division of the Separate Account on the Effective Date of the dividend credit.

Since this policy is not expected to contribute to divisible surplus, it is not expected that any dividends will be paid.

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6.9	PROVISIONS OF THE PLAN OR TRUST AGREEMENT

The Company makes no representation as to the sufficiency of this contract to provide annuity benefits in accordance with the provisions of the Plan or Trust.

The Company may deal with the Owner without regard to the provisions of the Plan or Trust Agreement. The Company is not a fiduciary under the Plan or Trust Agreement, nor to its participants, and has no responsibility to ascertain whether or not benefits paid by the contract meet the requirements of any state or federal legislation relating to plans or trusts.

Nothing in the Plan or Trust Agreement will:

•	affect the obligations of the Company as provided in this contract;

•	hold the Company responsible for any failure of the Owner to perform his duties; or

•	hold the Company responsible for application or disposition of monies paid to, or at the direction of, the Owner. These payments will fully discharge the Company with respect to the amount so paid.

SECTION 7. BENEFITS UNDER PAYMENT PLANS

7.1	BENEFITS TO ANNUITANTS

A participant must be an employee (including an “owner-employee”) who is or may become eligible for benefits under the Plan or Trust. The annuitant under a payment plan will be the participant or his beneficiary. The Company will, on request satisfactory to it, pay benefits to annuitants named by the Owner.

The Owner may elect a payment plan with payments greater than or equal to the minimums then in effect for payment plans then being offered by the Company.

The Company will determine the amount required to provide the requested benefits. This amount will be withdrawn from the designated investment accounts as of the Effective Date of the withdrawal.

If amounts are taken from a Division of the Separate Account, Accumulation Units will be redeemed in accordance with Section 2.3. If benefits are to be paid under a fixed payment plan, the Company will transfer the required amount to its General Account.

The first payment under a payment plan will be due as of the effective date of the payment plan and will be paid promptly after that date.

The Company will issue to the annuitant a certificate describing his rights and benefits.

7.2	DESCRIPTION OF PAYMENT PLANS

The Owner may elect to provide payment of part or all of the contract benefits to an annuitant under the following variable or fixed payment plans:

Installment Income For Specified Period (Option B)

The Company will make monthly installment income payments over a specified period of five to 30 years.

Life Income Plans

•	Single Life Income (Option C ). The Company will make monthly payments for the selected certain period and thereafter during the remaining lifetime of the annuitant. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

•	Joint And Survivor Life Income (Option E). The Company will make monthly payments for a 10 year certain period and thereafter during the joint lifetime of the annuitant and joint annuitant and continuing during the remaining lifetime of the survivor.

•	Limitations. An Annuitant may be paid under a Life Income Plan only if the Annuitant is a natural person and if the payments depend on that person’s life.

•	Other Selections. The Company may offer other selections under the life income plans.

7.3	BENEFICIARIES

Naming and Change of Beneficiary by Annuitant. The annuitant may name and change the beneficiaries for payments under a payment plan that remain unpaid on the date of the death of the annuitant (or on the date of the death of the second to die of the annuitant and the joint annuitant, if any).

If there are no named beneficiaries alive on the date of the death of the annuitant (or on the date of the death of the second to die of the annuitant and the joint annuitant, if any), any withdrawal value will be paid to the estate of the annuitant (or to the estate of the second to die of the annuitant and the joint annuitant, if any).

A naming or change of a beneficiary will be made on receipt at the Home Office of a written request that is acceptable to the Company. The request will then take effect as of the date that it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request.

Other Beneficiary Provisions. A certificate that is issued to provide benefits to the annuitant may contain other beneficiary provisions of annuity contracts issued by the Company on the date of issue of the certificate.

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7.4	TRANSFER BETWEEN PAYMENT PLANS

An annuitant or joint annuitant receiving benefits under any payment plan which includes the right of withdrawal may transfer the withdrawal value to any other payment plan.

An annuitant or joint annuitant receiving benefits under a variable payment plan may, on request satisfactory to the Company, transfer Annuity Units from one Division to another. The number of Annuity Units to be credited will be adjusted to reflect the respective value of the Annuity Units in each of the Divisions.

The transfer will be made as of its Effective Date. Any charges for the transfer will be determined by the Company and deducted from the value of the amounts transferred. The Company may establish waiting periods between transfers.

7.5	WITHDRAWAL UNDER PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the annuitant, joint annuitant, or beneficiary. However, withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives the payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments. The withdrawal value under all Life Income Plans (Options C and E), where available, will be the present value of any unpaid payments for the certain period.

For a fixed payment plan, the present value of any unpaid payments will be based on the interest rate used to determine the amount of the payments.

For a variable payment plan, the present value of any unpaid payments will be based on interest at the Assumed Investment Rate used in calculating the variable payments. The amount of the payment used in calculating the present value of unpaid payments will be determined by multiplying:

•	the number of Annuity Units; by

•	the value of an Annuity Unit on the Effective Date of withdrawal.

The withdrawal will be made as of its Effective Date. Any charges for the withdrawal will be determined by the Company and deducted from the value of the amounts withdrawn.

SECTION 8. CALCULATIONS REGARDING VARIABLE PAYMENT PLANS

8.1	ALLOCATION OF BENEFITS

Variable annuity benefits may be paid from any of the Divisions of the Separate Account described in Section 2.1. Under a variable payment plan, the annuitant must select the initial allocation of variable benefits among the Divisions. The annuitant may make transfers between payment plans subject to the terms set forth in Section 7.4.

8.2	ANNUITY UNITS UNDER VARIABLE PAYMENT PLANS

The interest of the annuitant in the Separate Account after the effective date of a variable payment plan is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit on any Valuation Date is determined by multiplying the Annuity Unit Value on the immediately preceding Valuation Date by:

•	the Net Investment Factor for the current period, as defined in Section 2.4, for the Division; and

•	the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3 1/2% used in calculating the monthly payment rate.

8.3	PAYMENTS UNDER VARIABLE PAYMENT PLANS

The amount of the First Payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable payment plan by the applicable variable payment rate per $1,000 of benefits.

Number of Annuity Units. The number of Annuity Units in each Division under a variable payment plan is determined by dividing the portion of the First Payment from that Division by the Annuity Unit value for the Division at the close of business on the Valuation Date coincident with or next preceding the date on which the variable payment plan becomes effective. The number of Annuity Units will not be changed by any later change in the dollar value of Annuity Units.

Subsequent Variable Payments. The amount of subsequent payments under a variable payment plan will increase or decrease according to the value of Annuity Units which reflect the investment experience of each Division of the Separate Account.

The amount of subsequent variable payments is the sum of payments from each Division, each payment being determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for that Division on:

•	the fifth Valuation Date prior to the payment due date, if the payment due date is a Valuation Date; or

•	the sixth Valuation Date prior to the payment due date, if the payment due date is not a Valuation Date.

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SECTION 9. PAYMENT PLAN RATES

9.1	PAYMENT RATE TABLES

The guaranteed monthly payment rates for both a fixed payment plan and the first payment under a variable payment plan are shown in the Payment Rate Tables. The tables show rates for the Installment Income Plan for a Specified Period (Option B) and Life Income Plans (Option C or E). Life Income Plan rates are based on the adjusted age of any individual upon whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the payment plan takes effect; plus

•	the age adjustment shown below for the number of contract years that have elapsed from the Contract Date to the date that the payment plan takes effect. A part of a contract year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUSTMENT	CONTRACT YEARS ELAPSED	AGE ADJUSTMENT

1 to 8	0	33 to 40	-4

9 to 16	-1	41 to 48	-5

17 to 24	-2	49 or more	-6

25 to 32	-3

9.2	CURRENT FIXED PAYMENT PLAN RATES

•	Installment Income For Specified Period (Option B). The Company may offer fixed payment plan rates higher than those guaranteed in this contract with conditions on withdrawal.

•	Life Income Plans (Option C or E). Payments will be based on rates declared by the Company which will not be less than the rates guaranteed in this contract. The declared rates will provide at least as much income as would the Company’s rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract.

9.3	ALTERNATE VARIABLE RATE BASIS

The Company may from time to time publish higher initial rates for variable payment plans under this contract. These higher rates cannot be used to increase payments under payment plans that have already started.

When a variable payment plan is on an alternate rate basis, the Daily Adjustment Factor defined in Section 8.2 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

PAYMENT RATE TABLES

MONTHLY INCOME PAYMENT PER $1,000 CONTRACT BENEFITS

Guaranteed Fixed Payment or First Payment Under Variable Payment Plan

INSTALLMENT INCOME PLAN (Option B)

PERIOD (YEARS)	MONTHLY PAYMENT	PERIOD (YEARS)	MONTHLY PAYMENT	PERIOD (YEARS)	MONTHLY PAYMENT
		11	$9.09	21	$5.56
		12	8.46	22	5.39
1-4	Not available	13	7.94	23	5.24
		14	7.49	24	5.09
5	18.2	15	7.10	25	4.96
6	15.35	16	6.76	26	4.84
7	13.38	17	6.47	27	4.73
8	11.90	18	6.20	28	4.63
9	10.75	19	5.97	29	4.53
10	9.83	20	5.75	30	4.45

NPV.1C

PAYMENT RATE TABLES

MONTHLY INCOME PAYMENTS PER $1,000 CONTRACT BENEFITS

LIFE INCOME PLANS (Options C and E)

SINGLE LIFE MONTHLY PAYMENTS (Option C)

	GUARANTEED FIXED PAYMENT OR FIRST PAYMENT UNDER VARIABLE PAYMENT PLAN
	CERTAIN PERIOD (YEARS)
ADJUSTED AGE*	ZERO	10	20
55	$4.17	$4.14	$4.06
56	4.23	4.20	4.11
57	4.31	4.28	4.17
58	4.39	4.35	4.23
59	4.47	4.43	4.29
60	4.56	4.51	4.35
61	4.65	4.59	4.42
62	4.76	4.69	4.49
63	4.87	4.79	4.56
64	4.98	4.90	4.63
65	5.10	5.00	4.70
66	5.24	5.12	4.77
67	5.38	5.24	4.84
68	5.54	5.37	4.91
69	5.70	5.51	4.98
70	5.88	5.66	5.05
71	6.07	5.81	5.12
72	6.27	5.96	5.19
73	6.49	6.13	5.24
74	6.73	6.30	5.30
75	6.99	6.48	5.36
76	7.27	6.67	5.40
77	7.58	6.86	5.45
78	7.91	7.05	5.49
79	8.26	7.25	5.52
80	8.64	7.45	5.55
81	9.05	7.65	5.58
82	9.50	7.84	5.60
83	9.98	8.02	5.62
84	10.50	8.20	5.63
85 and over	11.08	8.38	5.64

JOINT AND SURVIVOR MONTHLY PAYMENTS (Option E)

	GUARANTEED FIXED PAYMENT OR FIRST PAYMENT UNDER VARIABLE PAYMENT PLAN
OLDER LIFE ADJUSTED AGE*	YOUNGER LIFE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$3.79
60	3.87	$4.07
65	3.94	4.18	$4.45
70	3.99	4.27	4.61	$4.99
75	4.02	4.34	4.73	5.20	$5.72
80	4.05	4.38	4.81	5.35	6.00	$6.67
85 and over	4.06	4.40	4.86	5.45	6.18	7.00	$7.75

*	See Section 9.1.

The amount of the payment for any other combination of ages will be furnished by the Company on request. Monthly payment rates are based on the 1983 Table a mortality table with projection scale G, and an annual interest rate of 3 1/2%.

NPV.1C

It is recommended that you...

read your contract.

notify your Northwestern Mutual agent or the Company at 720 E. Wisconsin Avenue, Milwaukee, Wis. 53202, of an address change.

call your Northwestern Mutual agent for information — particularly on a suggestion to terminate or exchange this contract for another contract or plan.

Election Of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

GROUP COMBINATION ANNUITY

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DIVISIONS AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

NPV.1C